Sheet1

ACM Managed Income Fund, Inc.			Exhibit 77C
811- 05643

77C Matters submitted to a vote of security holders

A Special Meeting of Shareholders of ACM Managed Income Fund, Inc. (ACM V) was held on March 8, 2001. A description of each proposal and number of shares voted at the meeting are as follows:

	Shares Voted For	Shares Voted Against	Shares Abstained
To elect three Directors of ACM V for a term of three years and until his successor is duly elected and qualified.

John H. Dobkin	14,332,002	0	71,628

Donald J. Robinson	14,332,002	0	71,628

Clifford L. Michel	14,332,002	0	71,628

To elect one Director to represent the interest of ACM V Preferred Stockholders for a term of one year and until his successor is duly elected and qualified.

Dr. James M. Hester	949	0	0

To ratify the selection of Ernst & Young LLP as independent accountants for ACM V, and its fiscal year ending in 2001.	21,743,421	199,012	255,593

To ratify the selection of Ernst & Young LLP as independent accountants for the Preferred Stockholders of ACM V, and its fiscal year ending in 2001.	949	0	0

Last Updated on 04/27/2001
By MLMAG